UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas 77042 (Address of principal executive offices, including ZIP code)
(713) 499-6200 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation ofthe registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02 Results of Operations and Financial Condition.

On March 2, 2011, U.S. Concrete, Inc. (the “Company”) issued a press release announcing its fourth quarter and year-end 2010 financial results.  The information in this report updates the information contained in that press release to the extent stated herein.

The conversion features contained within the Company’s 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) are deemed to be an embedded derivative under ASC Topic 815, Derivatives and Hedging (“ASC 815”).  In accordance with ASC 815, an embedded derivative related to the conversion features requires bifurcation from the debt component of the Convertible Notes and a separate valuation. The Company recognized a derivative liability of $13.6 million on August 31, 2010, the date of issuance, with a corresponding discount on the Convertible Notes. As a result, the carrying value of the Convertible Notes at issuance was less than the $55.0 million face value. Additionally, the Company incurred approximately $4.5 million of debt issuance related costs.

Generally accepted accounting principles require that the $13.6 million discount and the $4.5 million of debt issuance costs should be reflected as an increase to interest expense using the effective interest rate method over the term of the Convertible Notes. Since the issuance of the Convertible Notes, the Company utilized a method which was not in accordance with generally accepted accounting principles to include the amortization of the debt issue costs and the accretion of the discount as an increase to interest expense. As a result, non-cash interest expense was overstated in the Company’s earnings release on March 2, 2011 by $0.5 million for the four-month period ended December 31, 2010 and by $0.3 million for the three-month period ended December 31, 2010.

On March 2, 2011, the Company reported a net loss of $6.2 million and net interest expense of $3.9 million for the four-month period ended December 31, 2010. This adjustment will decrease the Company’s net loss for the four-month period ended December 31, 2010 to $5.7 million and net interest expense to $3.4 million. The Company also reported a net loss of $6.4 million and net interest expense of $2.9 million for the three months ended December 31, 2010. This adjustment will decrease the Company’s net loss for the three-month period ended December 31, 2010 to $5.9 million and net interest expense to $2.6 million.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or unaudited interim financial statements will not be prevented or detected on a timely basis. The Company did not maintain effective controls over the analysis and application of accounting principles associated with significant, unusual and infrequently occurring transactions in accordance with U.S. generally accepted accounting principles. Specifically, the Company did not have effective review and approval practices relating to accounting for such transactions.  This control deficiency resulted in the recording of two adjustments in the fourth quarter of 2010, one related to the accounting for a royalty agreement and the other related to the application of the interest method to our Convertible Notes. The adjustment related to the royalty agreement was reflected in the press release issued March 2, 2011, while the change noted above relates to the application of the interest method to our Convertible Notes. The Company is not restating any prior period financial statements, as such adjustments did not have a material impact on any previously issued financial statements. This control deficiency, if not remediated, could result in a material misstatement of our consolidated financial statements and related disclosures that would not be prevented or detected on a timely basis.  Accordingly, our management has determined that this control deficiency constitutes a material weakness.

 In light of the material weakness described above, the Company performed additional analysis and other post-closing procedures to ensure our consolidated financial statements are prepared in accordance with generally accepted accounting principles. Management will also implement additional controls to ensure the accurate analysis and application of accounting principles associated with significant, unusual and infrequently occurring transactions in accordance with U.S. generally accepted accounting principles. The material weakness will be fully remediated when, in the opinion of management, the revised control processes have been operating for a sufficient period of time to provide reasonable assurance as to their effectiveness.

The information furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: March 8, 2011	By: /s/ James C. Lewis
James C. Lewis
Senior Vice President and
Chief Financial Officer